SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                                          FORM S-8
                                     REGISTRATION STATEMENT
                                                        UNDER
                                    THE SECURITIES ACT OF 1933
                            THERMO-MIZER ENVIRONMENTAL CORP.
                          (Exact name of registrant as specified in its charter)

                                                         Delaware
                (State or other jurisdiction of incorporation or organization)

                                                      22-2312917
                          (Employer Identification No.)

                     528 Oritan Avenue, Ridgefield, NJ 07657
                    (Address of principal executive offices)

                        Shares Issued to a Consultant
                            (Full title of the plan)

                                                Steven Schuster, Esq.
                                                McLaughlin & Stern, LLP
                                                260 Madison Avenue
                                                New York, NY 10016
                                                 (212) 448-1100
               (Telephone number, including area code, of agent for service)



                             CALCULATION OF REGISTRATION FEE


Title of        Amount    Proposed maximum    Proposed maximum    Amount
securities      to be     offering price      aggregate           of
to be registered registered  per share (1)  offering price (1) registration fee


Common Stock,    25,000 shares      $.6875                       $17,188                  $17.00
par value
$.001 per share

1) Pursuant to Rule 457 (h) , the offering price of such shares is estimated solely for the purpose of determining the registration fee.

         This Registration Statement, including all exhibits and attachments, contains 10 pages. The exhibit index may be found on page 5 of the consecutively numbered pages of the Registration Statement.

                                     PART I

                           INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been granted or will be granted awards under the Plan by Thermo-Mizer Environmental Corp., a Delaware corporation (the"Registrant"), and are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in accordance with the rules and regulations of the Securities and Exchange Commission (the"Commission").

         The Registrant has authorized the issuance of 25,000 shares of common stock to Grady and Hatch & Company, Inc. in consideration for certain consulting services leading to the development of a financial projection model to be used for management planning purposes..


Item 2.  Registrant Information and Employee Plan Annual Information

         The documents containing the information specified in this Item will be sent to the individual who has been granted the award by the Registrant and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

                                     PART II
                    INFORMATION REQUIRED IN THE REGISTRATION
                                    STATEMENT

Item 3.  Incorporation of  Certain Documents by Reference

         1. The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on October 13, 1995 (File number O-26982) pursuant to Section 12 (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33-87284-NY) declared effective by the Commission on August 14, 1995.

         2. The Registrant's Registration Statement on Form SB-2
(File Number 33-87284-NY).

         3. The Registrant's Annual Report on Form 10-KSB for the fiscal year June 30, 1996 filed on September 30 1996.

         4. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 filed on October 10, 1995.

         5. The Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1996 filed on February 14, 1997.

         6. All documents filed by the Registrant with the Commission pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicate that all securities offered have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated be reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of  Securities

         The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on October 31, 1995 (File number O-26982) pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33-87284-NY). Such shares are traded on the NASDAQ SmallCap Market under the symbol "THMZ" and the Boston Stock Exchange under the symbol "THZ."

Item 5.  Interests of Named Experts and Counsel

         The legality of the Common Stock and Class B Warrants being offered hereby will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York..

Item 6.  Indemnification of Directors and Officers

         Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in such capacity of another corporation or business organization. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or agent in connection with such action, suit or proceeding is such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such individual against the expenses that were reasonably incurred.

         Reference is also made to Section 102 (b) (7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director's fiduciary duty, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption From Registration Claimed

             Not applicable.

Item 8.  Exhibits

3(I)         * Certificate of Incorporation

3(ii)        *By-Laws

5            Opinion of McLaughlin & Stern, LLP regarding the legality of the securities being registered.

10 (j)     Agreement with Grady and Hatch & Company dated December 30, 1996

24.2 Consent of McLaughlin & Stern, LLP (included in, and incorporated by Exhibit 5 hereto).

*Included in, and incorporated by reference to, the Registrant's Registration Statement on Form SB-2 (File Number 33 87284-NY).

Item 9.  Undertakings.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         (4)  That,  for  purposes  of  determining   any  liability  under  the
Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ridgefield, State of New Jersey, on this 4th day of April, 1997.

                        THERMO-MIZER ENVIRONMENTAL CORP.

                                                  By:    /s/Jon J. Darcy
                                                            Jon J. Darcy
                                                            President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                                      Title                                                Date

/s/Jon J. Darcy                      President, Chief Executive                   April 4, 1997
-----------------------------
Jon J.  Darcy                        Officer, Chief Financial Officer,
                                            Director


/s/Edward A. Sundberg        Chairman of the Board                         April 4, 1997
---------------------
Edward A.  Sundberg                of  Directors

/s/ Carl R.  Bruno                  Director                                              April 4, 1997
-------------------------
Carl R. Bruno

/s/ K.  Ivan F.  Gothner         Director                                              April 4, 1997
------------------------
K. Ivan F. Gothner


/s/Edward A. Heil                 Director                                              April 4, 1997
Edward A. Heil





STEVEN\THERMOMI\S-8\S8grady.410

EXHIBIT 5
                             MCLAUGHLIN & STERN, LLP
                         260 MADISON AVENUE, 18TH FLOOR
                            NEW YORK, NEW YORK 10016
                                              (212) 448-1100
                               FAX: (212) 448-0066

April 10, 1997

United States Securities
& Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
                      RE: Thermo-Mizer Environmental Corp.
Gentlemen:

         Reference is made to the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission by Thermo-Mizer Environmental Corp (the "Company").

         We hereby advise you that we have examined originals or copies certified to our satisfaction of the Certificate of Incorporation and amendments thereto and the ByLaws of the Company, minutes of the meetings of the Board of Directors and Shareholders and such other documents and instruments, and we have made such examination of law as we have deemed appropriate as the basis for the opinions hereinafter expressed.

         Based on the foregoing, we are of the opinion that:

                  1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

                  2. The 25,000 shares of Common Stock, which are due to br sold pursuant to the Registration Statement have been duly and validly authorized and, when issued, will be validly issued, fully paid and non-assessable.

         In addition, we hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus forming part of such Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  McLaughlin & Stern, LLP

EXHIBIT 10(j)
                         Grady and Hatch & Company, Inc.
                           50 Broad Street, Suite, 713
                              New York, N.Y. 10004
                               Tel. (212) 509-7330
                               Fax. (212) 344-6425

March 18, 1997

Thermo-Mizer Environmental Corp.
528 Oritan Avenue
Ridgefield, N.J. 07657

Gentlemen:

     1. Engagement. We are writing this letter to confirm our understanding that Grady and Hatch & Company, Inc. ("GH") has been engaged by Thermo-Mizer Environmental Corp. ("the Company") for the purpose of consulting services leading to the development of a financial projection model used for management planning purposes. It is understood that the personal services of Roberto G. Villasenor, Jr. will be made available to the Company by GH during the term of this agreement.

     2. Fees. For GH's consulting services, it is agreed that the Company will pay GH fees which will consist of 25,000 common shares of the Company ("the Shares") which will be issued to GH upon the execution of this agreement. The Company will register the Shares with the Securities and Exchange Commission on form S-8 within five business days from the execution of this agreement.

     3. Expenses. The Company will promptly reimburse GH for all travel and other expenses incurred in the course of GH's consulting services and previously approved by the Company.

     4. Term. This authorization shall continue through April 18, 1997 and thereafter may be terminated by the Company or GH at any time, with or without cause, upon five days' written notice to such effect to the other party.

     5. Entire Agreement. This is the entire agreement between the parties hereto, and may not be altered or amended except in writing by both parties.

Thermo-Mizer Environmental Corp.
March 18, 1997
Page 2


         Please   confirm  that  the  foregoing  is  in  accordance   with  your
understanding by signing and returning to us the duplicate of this letter attached hereto.

                                            Very truly yours,
                                           Grady and Hatch & Company, Inc.
                                           By: /s/ Robert E. Grady
                                             Robert E. Grady
                                            Chief Executive Officer

Accepted and Agreed:

Thermo-Mizer Environmental Corp.
By:  Jon J. Darcy          date: 3/18/97
Jon J. Darcy
President